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                               [KPMG LETTERHEAD]

                                                                    Exhibit 23.3



                          Independent Auditor's Consent


The Board of Directors
Metalsa, S. de R.L.:


We consent to the incorporation by reference, in amendment 2 to the registration statement on Form S-4 (No. 333-107232) of Tower Automotive, Inc. (Tower), of our report dated January 22, 2003, except for note 19, which is as of January 28, 2003 with respect to the consolidated balance sheets of Metalsa, S. de R. L. and subsidiary as of December 31, 2002, and the related consolidated statements of earnings, changes in stockholders' equity, and changes in financial position for the year then ended which report appears in the December 31, 2002 annual report on Form 10-K of Tower Automotive, Inc.



KPMG Cardenas Dosal, S.C.


/s/ Luis A. Carrero Roman
Luis A. Carrero Roman


October 27, 2003
Monterrey, N.L. Mexico